================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                     FORM 25

         NOTIFICATION OF REMOVAL FROM LISTING AND/OR REGISTRATION UNDER
             SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 001-12510

                                   ---------

                         Issuer: Koninklijke Ahold N.V.
                        Exchange: New York Stock Exchange
  -----------------------------------------------------------------------------
  (Exact name of Issuer as specified in its charter, and name of Exchange where security is listed and/or registered)

                                   ROYAL AHOLD
                 -----------------------------------------------
                 (Translation of Registrant's name into English)

           Piet Heinkade 167 -173, 1019 GM Amsterdam, The Netherlands
   ---------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of
                      Issuer's principal executive offices)

American Depositary Shares (as evidenced by American Depositary Receipts), each representing one Common Share, par value of EUR 0.30 each.
-------------------------------------------------------------------------------
                      (Description of class of securities)

Please place an X in the box to designate the rule provision relied upon to strike the class of securities from listing and registration:

[ ] 17 CFR 240.12d2-2(a)(l)
[ ] 17 CFR 240.12d2-2(a)(2)
[ ] 17 CFR 240.12d2-2(a)(3)
[ ] 17 CFR 240.12d2-2(a)(4)

[ ] Pursuant to 17 CFR 240.12d2-2(b), the Exchange has complied with its rules to strike the class of securities from listing and/or withdraw registration on the Exchange.(1)

[X] Pursuant to 17 CFR 240.12d2-2(c), the Issuer has complied with the rules of the Exchange and the requirements of 17 CFR 240.12d2-2(c) governing the voluntary withdrawal of the class of securities from listing and registration on the Exchange.
================================================================================

     Pursuant to the requirements of the Securities Exchange Act of 1934, Koninklijke Ahold N.V. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form 25 and has caused this notification to be signed on its behalf by the undersigned duly authorized person.

September 10, 2007    By /s/ P.N. Wakkie   EVP & Chief Corporate Governance
                                           Counsel
-------------------   ------------------   -------------------------------------
        Date                 Name                        Title


----------
1 Form 25 and attached Notice will be considered compliance with the provisions of 17 CFR 240.19d-l as applicable. See General Instructions.